Exhibit 10.3
Execution Copy
FIRST AMENDMENT TO GROUND LEASE
     THIS FIRST AMENDMENT TO GROUND LEASE (this “Amendment”) is made as of this 10th day of June, 2010 (the “Effective Date”) and is by and between MASSACHUSETTS DEVELOPMENT FINANCE AGENCY, a Massachusetts body politic and corporate established under Chapter 23G of the Massachusetts General Laws, successor-in-interest to the Government Land Bank under Chapter 289 of the Acts of 1998, having an address at 160 Federal Street, Boston, Massachusetts 02110 (the “Landlord”) and EVERGREEN SOLAR, INC., a Delaware corporation, having its principal office at 138 Bartlett Street, Marlborough, Massachusetts 01752 (the “Tenant”). Capitalized terms used herein without specific definition shall have the meanings given to such terms in the Ground Lease (as hereinafter defined).
RECITALS:
     WHEREAS, the Landlord and the Tenant are parties to that certain Ground Lease dated as of November 20, 2007 (the “Ground Lease”), in which the Landlord leased the land known as Lot 2, Barnum Road, Devens Regional Enterprise Zone (“Devens”), Town of Harvard, Worcester County, Massachusetts, containing approximately twenty-three and eleven tenths (23.11) acres of land (the “Premises”), as more particularly described in the Lease and shown on that certain plan entitled “Level I Subdivision Lot 2 Barnum Road” prepared by Chas H. Sells, Inc. and dated November 9, 2007, and recorded at the Worcester County (Worcester District) Registry of Deeds (the “Registry”) in Plan Book 863, Plan #103 (the “Level I Plan”), to Tenant for a period of thirty (30) years for the construction and operation of a facility for the design, manufacture and assembly of products for renewable energy technologies and all related functions, including research and development, warehousing and administration, as well as associated parking, driveways, storage areas, loading bays and site utilities (the “Facility”); and
     WHEREAS, the Landlord owns land located adjacent southerly to the Premises, which land is a portion of Parcel 5, Harvard, Worcester County, Massachusetts (the “Landlord Premises”); and
     WHEREAS, the Landlord Premises are more particularly described in a deed dated May 9, 1996, recorded with the Registry at Book 17907, Page 1 and shown on a plan entitled “Plan of Land Conveyed to the Government Land Bank by the Secretary of the Army, Ayer, Harvard, Shirley, MA,” dated May 9, 1996 recorded in the Registry at Plan Book 703, Plan #112 (the “Army Deed”); and
     WHEREAS, in the Ground Lease, the Landlord reserved certain easement rights in, over, through, under and across the Premises as shown on the Level I Plan, which easement rights are reserved for purposes of installing, maintaining, replacing or upgrading underground utilities and reconnecting driveways in connection therewith (defined in the Lease as the “Reserved Easements”); and
     WHEREAS, the parties hereto established an open space easement in, over, through, under and across the Premises, as shown on the Level I plan and as more particularly described in this Amendment (the “Open Space Easement”); and
     WHEREAS, the Level I Plan shows the location of several such Reserved Easements and the Open Space Easement, and the Landlord and Tenant now desire to confirm the location, scope and nature of such Reserved Easements and the Open Space Easement as shown on the Level I Plan; and
     WHEREAS, the parties hereto have previously entered into an Easement Agreement dated as of March 24, 2008 (the “2008 Easement Agreement”) relating to certain easements granted by Landlord to Tenant on, in and across the Landlord Premises for purposes of permitting Tenant to use a temporary parking lot, temporarily stockpile excess excavated material, construct an alternate access road, landscape, construct landscaping features and permanently maintain the landscaping on the Landlord Premises, which 2008 Easement Agreement was recorded with the Registry in Book 42879, Page 220; and
     WHEREAS, the parties hereto have also agreed to amend certain provisions in the Ground Lease as more particularly described herein.
AGREEMENTS:
     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Temporary Access Easement. The Army, the EPA, and the Commonwealth of Massachusetts, and their respective agents, employees, and contractors, are required to have access to and over the Premises as may be necessary to gain access for personnel, vehicles and equipment to the area lying easterly of the Premises shown on the Level I Plan as Lease Parcel A6A (the “Lease Parcel A6A”). Accordingly, Landlord hereby reserves to itself and all persons claiming by, through or under the Landlord, including the Massachusetts Department of Environmental Protection, the Environmental Protection Agency and the Department of the Army and their agents and employees, a temporary and non-exclusive right and easement in, through, over, under and across the area shown on the Level I Plan as the “Temporary Access Easement”, containing 24,760 square feet according to the Level I Plan, for purposes of vehicular and pedestrian access to Lease Parcel A6A (the “Temporary Access Easement Area”). The Landlord and all persons claiming by, through and under the Landlord as aforesaid shall have the right in common with others to use the Temporary Access Easement Area for all purposes for which private commercial driveways are commonly used, including, without limitation, for purposes of pedestrian and vehicular access over the Premises to Lease Parcel A6A.
     Evergreen had requested as set forth in the 2008 Easement Agreement to relocate the Temporary Access Easement. The parties acknowledge that the provisions of Section 4 of the 2008 Easement Agreement are no longer applicable as there is no longer a need for said relocation.
     2. Utility Easement. The Landlord hereby reserves to itself and all persons claiming by, through or under the Landlord, a perpetual and non-exclusive right and easement, in, through, over, under and across the area on the Premises in the north corner thereof shown on the Level I Plan as containing 12,465 square feet and designated on the Level I Plan as “Utility Easement” (the “Utility Easement Area”), with pedestrian and vehicular access thereto: (i) for the purpose of installing, using, maintaining, repairing, replacing, upgrading and removing any aboveground or underground utility lines, existing or to be installed in the future, within the Utility Easement AREA, and (ii) for the purpose of installing, maintaining, repairing, replacing, upgrading, removing and using adjacent utility lines, mains and related equipment, including the necessary conduits, located in the Barnum Road Right of Way (collectively, “Utility Equipment”). Such Utility Equipment shall remain the property of the Landlord. The easement rights over the Utility Easement Area described in this Section 2 shall be referred to herein as the “Utility Easement.”
     3. Drainage Easements. The Landlord hereby reserves to itself and all persons claiming by, through or under the Landlord, including the Massachusetts Department of Environmental Protection, the Environmental Protection Agency and the Department of the Army and their agents and employees, a perpetual and non-exclusive right and easement, in, through, over, under and across (a) the area on the

Premises along the northerly boundary thereof, shown on the Level I Plan as containing 8,238 square feet and designated on the Level I Plan as “Drainage Easement” (the “North Drainage Easement Area”), and (b) the area on the Premises running parallel to the southerly boundary thereof, shown on the Level I Plan as containing 26,118 square feet and designated on the Level I Plan as “Utility Easement” (the “South Drainage Easement Area”; the North Drainage Easement Area and the South Drainage Easement Area are together referred to herein as the “Drainage Easement Areas”), with pedestrian and vehicular access to the Drainage Easement Areas: (i) for the purpose of installing, using, maintaining, repairing, replacing, upgrading and removing any underground stormwater pipes within the Drainage Easement Areas (collectively, the “Drainage Equipment”), and (ii) for the purpose of stormwater drainage through the Premises for the benefit of the Landlord and other landowners within Devens. The easement rights over the Drainage Easement Areas described in this Section 3 shall be referred to herein as the “Drainage Easements.”
     4. Open Space Easement. The Landlord hereby reserves to itself and all persons claiming by, through and under the Landlord, and the Tenant takes the Premises subject to, an Open Space Easement along the easterly boundary of the Premises, shown on the Level I Plan as containing 28,000 square feet and designated on the Level I Plan as “Open Space Easement” (the “Open Space Easement Area”). The Landlord reserves the right to locate, construct, maintain, repair and replace trails, bicycle paths, roads, fitness trails and other similar improvements to promote the use of the Open Space Easement Area for transportation and recreational purposes by the general public. The Tenant shall have no obligation to improve, maintain, repair or replace any items placed within the Open Space Easement by the Landlord or its successors or assigns. The Tenant may make only non-structural improvements within the Open Space Easement Area such as landscaping or grading (with prior approval of the Landlord), provided that such improvements do not, in the reasonable opinion of the Landlord, materially impair the use of the Open Space Easement Area by the Landlord and all persons claiming by, through and under the Landlord and others.
     5. Definition of “Easements” and “Easement Areas”. The Utility Easement, the Drainage Easements and the Open Space Easement are collectively referred to herein as the “Easements” and the Utility Easement Area, the Drainage Easement Areas and the Open Space Easement Area are collectively referred to herein as the “Easement Areas”.
     6. Reservation of Rights. Nothing in this Amendment shall be construed to limit, alter or terminate the Landlord’s rights to Reserved Easements as defined and described in Section 9 of Schedule 1.1 of the Ground Lease.
     7. Conduct of Work. The Landlord shall perform its work (or cause such work to be performed) in the Easement Areas in a prudent and safe manner. The Landlord further agrees to perform such work (or cause such work to be performed) in a good and workmanlike manner at its sole cost and expense and not to cause or suffer any lien for non-payment of services or materials to be asserted or placed on the Premises. The Landlord shall bear all cost and expense related to the installation, maintenance, repair, and/or upgrade of the Utility Equipment and the Drainage Equipment. Notwithstanding the foregoing sentence, Tenant shall be responsible for all costs and expenses related to its connection to the Utility Equipment, Drainage Equipment and/or any other underground utility and drainage services.
     8. No Structures. Tenant and the Landlord agree that the rights contained herein are designed to afford continuous and unobstructed use of the Easement Areas. Tenant and the Landlord agree that no structure will be erected on the Easement Areas. Notwithstanding anything to the contrary set forth in this Section 8, pavement, landscaping (except trees) and utilities may be placed, replaced, installed, moved, expanded and maintained (it being agreed by the parties hereto that all of such utilities shall be below grade) within such Easement Areas, it being further agreed that the exercise of any rights hereunder and the performance of any necessary work in connection therewith shall be done in a manner so as not to materially interfere with the reserved easement rights of the Landlord as set forth herein and so as not to interfere materially with the conduct of business of Tenant.
     9. Excavation Restoration Obligations. Tenant and the Landlord agree that if in connection with the Landlord’s exercise of its rights set forth in this Amendment, any excavations are made in the Easement Areas, the Landlord shall be obligated to forthwith substantially restore the Easement Areas to their prior improved condition.
     10. Indemnification. To the fullest extent permitted by law, the Landlord shall protect, defend, indemnify, and save harmless Tenant, its agents, contractors, employees, customers, servants, licensees, invitees, mortgagees, assignees, tenants, or occupants (the “Tenant Indemnitees”) from and against all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including, without limitation, all reasonable attorney’s fees and expenses, which may be imposed upon or incurred by or asserted against the Tenant Indemnitees as a result of or arising out of any negligent act or willful misconduct on the part of the Landlord or any of its agents, contractors, or employees with respect to the Easements. To the fullest extent permitted by law, Tenant shall protect, defend, indemnify, and save harmless the Landlord, its agents, contractors, employees, servants, invitees, mortgagees, assignees, licensees, customers, tenants or occupants (the “Landlord Indemnitees”) from and against all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including, without limitation, all reasonable attorney’s fees and expenses of employees, which may be imposed upon or incurred by or asserted against the Landlord Indemnitees as a result of or arising out of any negligent act or willful misconduct by Tenant, or anyone claiming by or through Tenant, including its agents, contractors, or employees with respect to the Easements.
     11. Maintenance Obligations. Landlord shall be responsible for the maintenance and upkeep, and all costs and expenses related thereto, of the Easement Areas.
     12. Trail Relocation to Army Road. The Landlord and the Tenant acknowledge and agree that the trail system relocation required by the Unified Permit has been completed.
     13. Amendment to Permitted Encumbrance Schedule. Schedule 1.1 of the Ground Lease contains a list of Permitted Encumbrances (as defined in the Ground Lease) which is hereby amended by substituting therefor the Amended Schedule 1.1 attached hereto.
     14. Acknowledgement of Compliance with Condition No. 22 of the Unified Permit. The Landlord hereby acknowledges that, as between the Landlord and the Tenant, the execution and delivery of this Amendment and the 2008 Easement Agreement together satisfy the requirements of Condition No. 22 of the Evergreen Solar Unified Permit dated August 14, 2007, on file with the Devens Enterprise Commission (the “Unified Permit”).
     15. Evergreen Solar Phase II Unified Permit. Evergreen Solar received a Phase II Unified Permit dated April 3, 2008 (the “Phase II Unified Permit”). The definition of “Unified Permit” as contained in Section 2.1 of the Ground Lease is hereby amended to include reference to the Phase II Unified Permit in addition to the Unified Permit dated August 14, 2007, for all purposes under the Ground Lease.

     16. Amendment to Section 8.6, Section 9.2 and Section 9.4(c) of the Ground Lease.
          (i) Section 8.6 of the Ground Lease entitled Monitoring Wells and Access Thereto refers to two monitoring wells located on the Premises; this reference is hereby corrected to reflect that the monitoring wells located on the Premises are 57M-96-09X and G3M-92-02X. There is an additional monitoring well designated as G3M-93-09X on the Level I Plan which is not located on the Premises but is included by reference in the Reserved Easements in Section 8.6 as access is required over the Premises to the monitoring well G3M-93-09X, all of which shall be subject to the provisions of Section 8.6 of the Ground Lease.
          (ii) Section 9.2 of the Ground Lease entitled Notice of Mortgagee is hereby modified to correct the reference to Section 9.1(a) — (e) to Section 9.1(a) — (d) as there is no Section 9.1(e).
          (iii) Section 9.4(c) of the Ground Lease entitled Leasehold Mortgagee’s Right to Prevent Termination/Exercise Purchase Option is hereby modified by deleting Section 9.4(c) and replacing it with the following:
Section 9.4(c) Leasehold Mortgagee’s Right to Prevent Termination/Exercise Purchase Option. Upon the occurrence of any Event of Default, and subject to the Leasehold Mortgagee’s obligation to perform the obligations provided below arising from time to time as they become due during the Forbearance Period (as hereafter defined), the Landlord shall take no action to effect a termination of this Lease without first giving to the Leasehold Mortgagee written notice thereof and a reasonable time thereafter, such reasonable time to be determined by the Landlord in its reasonable discretion, and in any event such reasonable time not to exceed six (6) months (such reasonable time being referred to in this Lease as the “Forbearance Period”), within which either (i) to obtain possession of the Premises (including possession by a receiver) or (ii) to institute, prosecute and complete foreclosure proceedings or otherwise acquire and assume the Tenant’s interest under this Lease with diligence. During the Forebearance Period and as a condition thereof, a Leasehold Mortgagee shall be required to comply with the obligations of the Tenant to maintain the Premises in compliance with Laws and to make and keep the Premises safe and buildable, and with respect to the Leasehold Mortgagee’s obligation to make and keep the Premises safe and buildable, the Leasehold Mortgagee shall be required to take all reasonable measures to make the Premises safe within sixty (60) days of receipt of notice from the Landlord that an Event of Default has occurred.

If the Leasehold Mortgagee elects not to take such measures to make the Premises safe within sixty (60) days of receipt of notice from the Landlord after an Event of Default by notifying the Landlord within said sixty (60) day period, then the Forebearance Period shall end and the Landlord shall have the right to exercise its rights under the Lease without regard to any Forebearance Period.
     17. Filing of First Amended and Restated Memorandum of Lease. Both the Landlord and the Tenant consent to the filing of a First Amended and Restated Memorandum of Lease with respect to this Lease with the Registry of Deeds, substantially in the form of Exhibit A (the “Amended Memorandum of Lease”).
     18. Notices. All notices required or permitted to be given hereunder shall be in writing and delivered by hand, by recognized national overnight courier service, or mailed postage prepaid, by registered or certified mail to the address set forth below, or in the case of either party to such other address as shall be designated by written notice given to the other party:

If to Landlord:	MassDevelopment
33 Andrews Parkway
Devens, Massachusetts 01434
Attn: Victor Normand

With a copy to:	MassDevelopment
160 Federal Street, 7th Floor
Boston, Massachusetts 02110
Attn: General Counsel

If to Tenant:	Evergreen Solar, Inc.
138 Bartlett Street
Marlborough, Massachusetts 01752
Attn: Carl Stegerwald

With a copy to:	Evergreen Solar, Inc.
138 Bartlett Street
Marlborough, Massachusetts 01752
Attn: General Counsel
     Any such notice shall be deemed given when so delivered by hand or one (1) day after when sent by overnight courier service or two (2) days after when mailed by the U.S. Postal Service. Notices given by either party may be given by the attorney for such party without the signature of such party.
     19. Construction. This Amendment shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, and for the breach of which any party shall have all legal remedies allowed or provided under such laws. Any determination of invalidity or unenforceability of any provision of this Amendment shall not affect the validity or enforceability of the remaining provisions of this Amendment.
     20. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and may not be changed or modified except as agreed in a writing signed by each of the parties.
     21. Headings. The headings contained in this Amendment are used for convenience only and do not impart any meaning by themselves.
     22. Successors and Assigns. Except as otherwise set forth herein, this Amendment and the rights contained herein, including any and all changes or modifications that may be made, shall be binding upon and inure to the benefit of, the parties and their respective heirs, successors and assigns and nothing contained herein shall be deemed or construed as a waiver or modification of any other or greater right contained in the Ground Lease.
     23. Further Action. Each party hereby agrees that it shall execute and deliver any and all assurances of law and other instruments, and take any and all action, which any other party hereto deems necessary or desirable to carry out any term or provision of this Amendment or to continue this Amendment in full force and effect for the term hereof.
     24. Nature of Agreement. Nothing contained in this Amendment shall be construed to make the parties hereto partners or joint venturers, or to render any party hereto liable for the debts or obligations of any other party hereto.

     25. Authority to Enter into Agreement. The parties represent and warrant to each other that they have been duly authorized to enter into the transactions contemplated herein, and that the individual(s) signing this Amendment are duly authorized to bind their respective organizations.
[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY — SIGNATURES APPEAR ON FOLLOWING PAGE.]

Executed under seal as of the date first set forth above.

LANDLORD: MASSACHUSETTS DEVELOPMENT FINANCE AGENCY
By:	/s/ Robert L. Culver
Name:
Its: Duly Authorized

TENANT: EVERGREEN SOLAR, INC.
By:	/s/ Carl Stegerwald
	Name:	Carl Stegerwald
Its: Vice President Duly Authorized

APPROVED AS TO FORM: MASSACHUSETTS DEVELOPMENT FINANCE AGENCY
BY	/s/ Jennifer Izzo

COMMONWEALTH OF MASSACHUSETTS
Suffolk, ss.
     On this 17th day of June, 2010, before me, the undersigned notary public, personally appeared Robert Culver, proved to me through satisfactory evidence of identification, which was my personal knowledge of the identity of the principal, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose, as Chief Executive Officer of the Massachusetts Development Finance Agency.

/s/ Patricia Bungkadanara
(official signature and seal of notary)
My commission expires February 3, 2017

COMMONWEALTH OF MASSACHUSETTS
Middlesex, ss.
     On this 18th day of June, 2010, before me, the undersigned notary public, personally appeared                      and proved to me through satisfactory evidence of identification, which was my personal knowledge of the identity of the principal, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose, as Vice President of Evergreen Solar, Inc.

/s/ Christian M. Ehrbar
(official signature and seal of notary)
My commission expires: July 2, 2010

AMENDED SCHEDULE 1.1
PERMITTED ENCUMBRANCES
     1. Terms and provisions of the Quitclaim Deed from the United States of America acting by and through the Secretary of the Army to the Government Land Bank, predecessor-in-interest to MassDevelopment dated May 9, 1996 and recorded in the Worcester County Registry of Deeds (the “Registry”) in Book 17907, Page 1.
     2. Matters shown on plan entitled “Plan of Land Conveyed to the Government Land Bank by the Secretary of the Army, Ayer, Harvard & Shirley, MA.” dated May 9, 1996 and recorded with the Registry in Plan Book 703, Page 112.
     3. Terms and provisions of the Notice of Lease between the United States of America acting by and through the Department of the Army to the Government Land Bank dated May 9, 1996 and recorded with the Registry in Book 17922, Page 223.
     4. Terms and provisions of the Quitclaim Deed of Parcel A.6 from the United States of America acting by and through the Department of the Army to Massachusetts Development Finance Agency dated June 18, 2002 and recorded with the Registry in Book 26844 Page 212.
     5. Federal Facility Agreement under CERCLA Section 120, along with Modification No. 1 dated March 27, 1996.
     6. Administrative Consent Order and Covenant Not to Sue, dated May 20, 1996.
     7. General Public Way Declaration Plan recorded with the Registry in Plan Book 822, Plan 22.
     8. Subdivision Regulations dated February 22, 1996 and recorded with the Registry in Book 17968, Page 179.
     9. Landlord’s Reserved Rights. The Tenant acknowledges that the Landlord and its successors will be developing the Devens Regional Enterprise Zone on an ongoing basis and that such development may involve the relocation from time to time of utility systems, roadways and other infrastructure (“Infrastructure”). The Tenant accepts the Land under this Lease subject to the provision that if any relocation or future development activities at Devens should require the location of additional Infrastructure provided such placement does not unreasonably interfere with the Tenant’s use of the Land.
     10. The provisions of the Barnum Road Master Plan dated October 25, 2001.
     11. Easement Agreement dated as of March 24, 2008 by and between the Landlord and the Tenant, recorded with the Registry in Book 42679, Page 220.
The Easements more particularly described in the First Amendment to Ground Lease between the
Landlord and the Tenant dated as of June 10, 2010.

EXHIBIT A
FIRST AMENDED AND RESTATED MEMORANDUM OF LEASE
[see attached]

AMENDED MEMORANDUM OF LEASE
This Amended Memorandum of Lease is entered into as of this 10th day of June, 2010, by and between MASSACHUSETTS DEVELOPMENT FINANCE AGENCY, a Massachusetts body politic and corporate established under Chapter 23G of the Massachusetts General Laws, successor-in-interest to the Government Land Bank under Chapter 289 of the Acts of 1998, having an address at 160 Federal Street, Boston, Massachusetts 02110 (hereinafter referred to as the “Landlord”), and EVERGREEN SOLAR, INC., a Delaware corporation, having its principal office at 138 Bartlett Street, Marlborough, MA 01752 (hereinafter referred to as the “Tenant”) in order to evidence and confirm a certain Ground Lease between the Landlord and the Tenant dated November 20, 2007 (the “Lease”), the terms of which include the following:
1. LAND. The Lease is of the land known as Lot 2, Barnum Road, Town of Harvard, Worcester County, Massachusetts, containing approximately 23.11 acres, together with all improvements thereon (the “Land”), which Land is more particularly described in Exhibit A attached hereto and made a part hereof. The Land is currently shown on a certain plan entitled “Level 1 Subdivision Lot 2 Barnum Road” prepared for Massachusetts Development Finance Agency 160 Federal Street Boston, Massachusetts 02110 dated 11/9/07 by Charles H. Sells, Inc. (the “Level 1 Plan”) recorded with the Worcester District Registry of Deeds in Plan Book 863, Plan 103.
2. TERM
     The initial term of the Lease is for thirty (30) years, which initial term commenced on November 20, 2007.
3. OPTIONS TO EXTEND THE INITIAL TERM
     The Tenant has the option to extend the initial term of the Lease for two (2) additional consecutive ten-year terms as more particularly set forth in the Lease.
4. OPTION TO PURCHASE THE LAND
     The Tenant has an option to purchase the Land upon the terms as more particularly set forth in the Lease.
5. OWNERSHIP OF IMPROVEMENTS
     Upon the expiration of the initial term (if no extension rights under the Lease have been exercised) or any extension term (if no subsequent extension term is available under the Lease) or earlier termination of the Lease, the Landlord has the right to file a certificate with the Worcester County (Worcester District) Registry of Deeds to the effect that the Lease has expired or terminated in accordance with its terms and upon the filing of said Certificate, all improvements then existing on the Land shall automatically, without more, vest full title in the Landlord to all such improvements, subject to and in accordance with the terms and conditions of the Lease.
6. DATE OF EXECUTION; EFFECTIVE DATE
     The Lease was executed by the parties thereto, and is effective, on November 20, 2007. There is a First Amendment to Lease executed by the parties dated as of June 10, 2010.

     IN WITNESS WHEREOF, the parties have executed this Memorandum of Lease as of the day and year first above written.

LANDLORD:

MASSACHUSETTS DEVELOPMENT FINANCE AGENCY

Witness:	By:

Robert L. Culver
President and Chief Executive Officer

EVERGREEN SOLAR, INC.

Witness:	By:

[Hereunto duly authorized]
APPROVED AS TO FORM:
MASSACHUSETTS DEVELOPMENT FINANCE AGENCY

By:

COMMONWEALTH OF MASSACHUSETTS
Suffolk, ss.                                          , 2010
     On this ___day of June, 2010, before me, the undersigned notary public, personally appeared the above named Robert L. Culver, President and Chief Executive Officer of Massachusetts Development Finance Agency, proved to me through satisfactory evidence of identification, which was personal knowledge, to be the person whose name is signed on the preceding document, and acknowledged to me that (he) (she) signed it voluntarily for its stated purpose.

My Commission Expires:

COMMONWEALTH OF MASSACHUSETTS
                    , ss.
     On this ___day of June, 2010, before me, the undersigned notary public, personally appeared the above named                                         , of Evergreen Solar, Inc., proved to me through satisfactory evidence of identification, which was                                         , to be the person whose name is signed on the preceding document, and acknowledged to me that (he) (she) signed it voluntarily for its stated purpose.

My Commission Expires:

EXHIBIT A
LEGAL DESCRIPTION OF THE LAND
     A certain parcel of land shown as Lot 2, containing approximately 23.11 acres of land, on a plan prepared by Chas. H. Sells, Inc. dated November 9, 2007, recorded with the Registry of Deeds herewith. The plan is entitled “Level I Subdivision Lot 2 Barnum Road” (the “Level One Plan”).